EXHIBIT "23 (a)"





CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of SDNB Financial Corp (the "Company") on Form S-8 of our report, which includes an explanatory paragraph related to the outcome of litigation, dated February 17, 1995 on our audits of the consolidated financial statements of the Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

                                      Coopers & Lybrand L.L.P.

San Diego, California
March 21, 1995